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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                   Form 8-K



                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 November 5, 2004
               -------------------------------------------------
               (Date of Report: Date of earliest event reported)


                         POWERBALL INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)


          UTAH                     000-25873             84-1431425
---------------------------- -----------------------  --------------------
(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)



                 3001 Knox Street, Suite 407, Dallas, Texas 75205
              -----------------------------------------------------
              (Address of principal executive offices and Zip Code)


                                 (214) 389-2151
              ----------------------------------------------------
              (Registrant's telephone number, including area code)



              135 Waterford Circle, Rancho Mirage, California 92270
           ----------------------------------------------------------
          (Former address of principal executive offices and Zip Code)




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Item 3.02 Unregistered Sales of Equity Securities.

Effective October 28, 2004, Powerball International, Inc. (the "Company") entered into an acquisition and share exchange agreement (the "Agreement") with TKM Oil & Gas, Inc., a Texas corporation ("TKM"). The full text of the agreement is attached as an exhibit to the Company's Current Report on Form 8-K filed November 2, 2004.

Pursuant to the Agreement, on November 5, 2004 the Company has acquired all of the issued and outstanding shares of Theseus Resources, Inc. ("Theseus"), a wholly owned subsidiary of TKM, in exchange for the issuance of 18,000,000 shares of the Company's restricted common stock. Theseus is a company with current assets valued in excess of $10,000,000, consisting primarily of 100% ownership of an oil and gas production company, BC&D Oil & Gas Corporation.

This transaction is resulting in a change of control of the Company and a change of business focus from the development of hydrogen generating technology to the production of oil and natural gas. TKM will take control of the Company's technology and assets and consider whether further development and commercialization is desirable.

Item 5.01

The issuance of the shares per the Agreement described above in Item 3.02 has resulted in a change of control. As a result of the share exchange, TKM will have equity ownership of 18,000,000 shares or approximately 85% of the Company and the current shareholders of the Company will have equity ownership of approximately 2,951,900 shares or 15% of the Company.

In connection with the change in control, there will also be a change of a majority of board members that is the subject of a Schedule 14F-1 filed by the Company and mailed to shareholders of record on or about November 2, 2004, per the notice provisions of Section 14(F) of the Securities Exchange Act of 1934 and Rule 14f-1 promulgated thereunder.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         POWERBALL INTERNATIONAL, INC.
Date: November 5, 2004                  /S/Robert K. Ipson, Chairman and CEO